WASATCH EDUCATION SYSTEMS CORPORATION

                                		87-0458433
                       	(I.R.S. Employer Identification No.)

EXHIBIT INDEX:

	10.55	Software development agreement dated October 6, 1994 between the
       Company and Integrated Information Systems, Inc.
	10.56	Systems integration alliance agreement dated May 18, 1995 between BDM
       Federal, Inc. and Wasatch Education Systems Corporation.
	10.57	Debt to Equity conversion agreement dated June 30, 1995 between the
       Company and Technology Funding Secured Investors III.
	11.1 	Earnings per share calculation